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EXHIBIT 5.1

May 23, 2008

Board of Directors of MarkWest Energy GP, L.L.C.,
acting as the general partner of
MarkWest Energy Partners, L.P.
1515 Arapahoe Street, Tower 2, Suite 700
Denver, Colorado 80202

Ladies and Gentlemen:

        We are acting as counsel to MarkWest Energy Partners, L.P., a Delaware limited partnership (the "Partnership"), in connection with its registration statement on Form S-8, and any Rule 462(b) Registration Statement (collectively, the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act") relating to the proposed public offering of up to 15,490 common units (the "Common Units") of the Partnership (such units together with any additional Common Units that may be sold pursuant to Rule 462(b) under the Act, the "Units"), to be issued under MarkWest Hydrocarbon, Inc.'s 1996 Stock Incentive Plan (the "Incentive Plan"). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

        For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

        This opinion letter is based as to matters of law solely on the Delaware Revised Uniform Limited Partnership Act, as amended (Del. Code Ann. tit. 6, §§ 17-101, et seq.). We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the term "Delaware Revised Uniform Limited Partnership Act, as amended" includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

        Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) effectiveness of the Registration Statement, (ii) issuance of the Units pursuant to the terms of the Incentive Plan, and (iii) receipt by the Partnership of the consideration for the Units specified in the resolutions of the Board of Directors of MarkWest Energy GP, L.L.C., as general partner of the Partnership, the Units will be validly issued, fully paid, and nonassessable.

        This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

        We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

Very truly yours,
HOGAN & HARTSON LLP

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  EXHIBIT 5.1